Exhibit 99.1

Contact:  Christopher T. Grubb

Chief Financial Officer

Greenhill & Co., Inc.

(212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.14

•	Total quarterly revenues of $66.9 million, up 8% from last year

•	Compensation ratio of 67% for the quarter, higher than historic norm due to increased incentive compensation relative to the level of revenues for the quarter

•	Non-compensation expenses slightly lower despite addition of Cogent acquisition; non-compensation ratio of 24% and pre-tax profit margin of 10% for the quarter

•	Tax rate of 33% for the quarter, significantly lower than the rate for 2015 due to geographic sources of revenues

•	Revolving loan facility renewed and expanded in size in order to accommodate expectations of increased earnings and cash generation overseas; remainder of first tranche of term loan related to last year’s acquisition of Cogent repaid following quarter end

•	Repurchased 303,035 shares of our common stock equivalents during the quarter from our employees in settlement of tax liabilities upon vesting of restricted stock units

•	Recruited additional Managing Director for our Houston office

NEW YORK, NEW YORK, April 20, 2016 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $66.9 million, net income allocated to common stockholders of $4.4 million and diluted earnings per share of $0.14 for the quarter ended March 31, 2016.

The Firm’s first quarter 2016 revenues compare to revenues of $61.9 million for the first quarter of 2015, which represents an increase of $5.0 million. Net income allocated to common stockholders and diluted earnings per share for the first quarter 2016 compare to net income allocated to common stockholders of $7.6 million and diluted earnings per share of $0.25 for the first quarter of 2015, which represents decreases of $3.2 million and $0.11 per share, respectively.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our quarterly revenue improved from last year, but was constrained by the fact that almost none of our large announced transactions reached completion in the quarter, as well as the fact that we, along with the entire market, experienced a relatively low level of new transaction announcements in the quarter. However, we expect both of those factors to swing back in our favor in months to come, resulting in improved revenue levels. The revenue outcome for the quarter resulted in a high quarterly compensation ratio, but our non-compensation costs and our tax rate were both lower than last year’s run rate, as we had suggested they would be. And despite the low revenue outcome caused by few significant deal closings, we maintained our dividend, repurchased a modest amount of shares via tax withholding on restricted stock that vested, and again adhered to our longtime objective of maintaining a cash balance in excess of the amount drawn on our revolving credit facility. Finally, we increased the size of that credit facility by $20 million in order to accommodate our expectation for improved results and rising cash balances overseas as well as our desire to avoid repatriating cash,” Robert F. Greenhill, Chairman, said.

“Despite a slow start to the year in new M&A deal announcements, we remain confident in the things we said at the time of our year-end earnings announcement. Specifically, our book of agreed but not yet completed M&A transactions bodes well for much improved revenues for the first half of 2016, and that combined with strong momentum in terms of significant new client assignments in recent months suggests a much improved full year revenue outcome, barring a significant market dislocation. While it is always difficult to judge the state of our business from the outside based on public information, the inside perspective based on all we can see today is that consensus expectations for our revenue moved to a level significantly lower than the actual outcome for the first quarter, as well as the most likely outcome for the full year. Based on our revenue outlook, we expect our compensation ratio for the full year to be slightly below last year’s level and that, together with our relatively fixed non-compensation cost structure, means that our expectation of a significant improvement in profit margin for the full year remains in place. And our tax rate for the year should be considerably lower than last year’s, given the geographic sources of our expected revenue. Given all of that, we continue to be confident in our ability to generate considerably more cash than necessary to support our dividend. Maintaining our historic policy of a flat share count since our 2004 IPO also remains a core objective, and we are not far from that today. The timing of share repurchases to move further toward that objective is dependent, as always, on the timing of transaction completions and related fee receipts,” Scott L. Bok, Chief Executive Officer, commented.

For the three months ended March 31, 2016, the number of completed transactions globally decreased 23% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 5%. The number of announced transactions globally decreased 6% in the first quarter of 2016 versus the same period in the prior year, while the volume of announced transactions decreased by 22%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of April 18, 2016.

Revenues

For the three months ended March 31, 2016, revenues were $66.9 million compared to $61.9 million in 2015, an increase of $5.0 million, or 8%. This increase principally resulted from an increase in completed transaction fees and additional capital advisory fees resulting from our acquisition of Greenhill Cogent on April 1, 2015, offset in part by a decrease in announcement and opinion fees and lower retainer fee revenue.

Completed assignments in the first quarter of 2016 included:

•	the sale by Arle Capital Partners of Stork to Fluor Corporation;

•	the representation of Fluor Corporation on its joint venture with China’s Offshore Oil Engineering Co., Ltd.;

•	the sale by Gilde Buy Out Partners AG of Specialized Anodized Extrusion Holding Switzerland AG (“Spandex”) to Chequers Capital;

•	the sale of Lane Industries Incorporated to Salini Impregilo S.p.A.;

•	the acquisition by Omnicell, Inc. of Aesynt, Inc.;

•	the sale by Perseus Books Group of its client services business to Ingram Content Group and its publishing business to Hachette Book Group;

•	the representation of QLT, Inc. on a strategic equity investment in Aralez Pharmaceuticals plc;

•	the sale of Telecity Group plc to Equinix, Inc.; and

•	the sale by WorldMark Group Holdings Pty Ltd of Sewells Group to MSX International.

During the first quarter of 2016, our capital advisory group advised real estate and private equity fund general partners on one interim closing of primary capital commitments from institutional investors. In addition, our secondary capital advisory group (Greenhill Cogent) advised institutional investors on 38 closings of sales of limited partnership interests in secondary market transactions.

In the first quarter of 2016, Howard House (former Managing Director and Co-Head of Energy Investment Banking at Raymond James) joined the Firm as a Managing Director in our Houston office.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2016 were $60.4 million, which compared to $49.7 million of total operating expenses for the first quarter of 2015. This represents an increase in total operating expenses of $10.7 million, or 22%, and principally resulted from an increase in our compensation and benefits expenses, as described in more detail below. The pre-tax profit margin for the three months ended March 31, 2016 was 10% as compared to 20% for the same period in 2015, driven by a higher than typical compensation ratio.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended March 31,
	2016	2015
	(in millions, unaudited)
Employee compensation and benefits expenses	$44.5	$33.4
% of revenues	67%	54%
Non-compensation expenses	15.9	16.3
% of revenues	24%	26%
Total operating expenses	60.4	49.7
% of revenues	90%	80%
Total income before tax	6.5	12.2
Pre-tax profit margin	10%	20%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2016 were $44.5 million, which reflected a 67% ratio of compensation to revenues. This amount compared to $33.4 million for the first quarter of 2015, which reflected a 54% ratio of compensation to revenues. The increase of $11.1 million, or 33%, was principally attributable to an increase in incentive compensation and additional compensation for the Greenhill Cogent employees, who joined in April 2015. The increase in the ratio of compensation to revenues in the first quarter of 2016 as compared to the same period in 2015 resulted from significantly higher compensation costs spread over marginally higher revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.9 million in the first quarter of 2016 compared to $16.3 million in the first quarter of 2015, reflecting a decrease of $0.4 million, or 2%. The decrease in non-compensation expenses principally resulted from lower professional fees due to the absence of transaction costs, which were incurred in the first quarter of 2015 related to the acquisition of Cogent, and foreign currency gains, partially offset by incremental operating and borrowing costs related to Greenhill Cogent, which we acquired after the first quarter of 2015, and higher travel expenses related to new business activities. Interest expense for the quarter, included within non-compensation expenses, was $0.7 million.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2016 were 24% compared to 26% for the same period in 2015. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading slightly lower non-compensation costs over higher revenues in the first quarter of 2016 as compared to the same period in 2015.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the first quarter of 2016, the provision for income taxes was $2.1 million, which reflected an effective tax rate of 33%. This compared to a provision for income taxes in the first quarter of 2015 of $4.6 million, which reflected an effective tax rate of 38%. The decrease in the provision for income taxes in the first quarter of 2016 as compared to the same period in the prior year was principally attributable to lower pre-tax income. The lower effective tax rate resulted from the generation of a greater proportion of earnings from lower tax rate foreign jurisdictions.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2016, we had cash of $55.6 million and short-term revolving debt of $55.1 million. Additionally, as of March 31, 2016, we had term borrowings outstanding related to the funding of the acquisition of Cogent of $33.8 million, of which $11.25 million was paid after quarter-end in full satisfaction of the first tranche of the term loan facility. Currently, $22.5 million related to the second tranche of the term loan facility is outstanding and is payable in four equal semi-annual installments beginning October 31, 2016.

During the first quarter of 2016, the Firm repurchased 303,035 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $25.37 per share, for a total cost of $7.7 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 22, 2016 to common stockholders of record on June 8, 2016.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, April 20, 2016, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s first quarter 2016 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 0919660. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10084288.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our

Report on Form 10-K for the fiscal year 2015. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2016	2015
Revenues
Advisory revenues	$66,553	$61,892
Investment revenues	312	(9)

Total revenues	66,865	61,883
Expenses
Employee compensation and benefits	44,506	33,417
Occupancy and equipment rental	4,671	4,860
Depreciation and amortization	848	721
Information services	2,370	2,190
Professional fees	1,509	2,392
Travel related expenses	2,816	2,254
Interest expense	746	278
Other operating expenses	2,941	3,601

Total expenses	60,407	49,713
Income before taxes	6,458	12,170
Provision for taxes	2,101	4,567

Net income allocated to common stockholders	$4,357	$7,603

Average shares outstanding:
Basic	31,645,894	30,095,902
Diluted	31,716,563	30,171,882
Earnings per share:
Basic	$0.14	$0.25
Diluted	$0.14	$0.25
Dividends declared and paid per share	$0.45	$0.45